Exhibit 2.2

AMENDMENT TO ASSET PURCHASE AGREEMENT
This Amendment to Asset Purchase Agreement (the “Amendment”) is made and entered into this 16th day of November, 2007, by and between G M Oil Properties, Inc., an Oklahoma corporation, located at 111 South Main Street, Eufaula, Oklahoma (the “Seller”), and Rio Vista Penny LLC, an Oklahoma limited liability company, located at 2121 Rosecrans Ave, Suite 3355, El Segundo, California 90245 (the “Buyer”).
RECITALS
A. Buyer and Seller have executed that certain Asset Purchase Agreement (the “Agreement”) dated October 25, 2007, by and between Buyer and Seller, which provides for the sale of certain assets of Seller to Buyer.
B . The Agreement provides that Schedules 1.2, 1.3, 4.11, 4.12, 4.17 and 4.19 are attached thereto, but, inadvertently, such Schedules were not attached.
C. Paragraph 4.23 of the Agreement provides as follows:
4.23 Capital Structure of MV.
(a) The authorized capital stock of MV consists of 50,000 shares of MV Stock, par value $.001 per share.
(b) There are issued and outstanding 50,000 shares of MV Stock. No shares of MV Stock are held by MV as treasury stock.
(c) Approximately 66.66% of the outstanding shares of MV Stock are owned by Seller. Except as set forth in (b) above there are outstanding (i) no shares of capital stock or other voting securities of MV, (ii) no securities of MV or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of MV, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which Seller is a party or by which it is bound obligating Seller or MV to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of MV (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of MV) or obligating Seller or MV to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.
(d) All outstanding shares of MV capital stock are validly issued, fully paid and nonassessable and not subject to any preemptive right.
(e) There is no stockholder agreement, voting trust or other agreement or understanding to which Seller or Shareholder is a party or by which it is bound relating to the voting or transfer of any shares of the capital stock of MV.

D. Paragraph 9.1 of the Agreement provides as follows:
0.1 Termination. This Agreement may be terminated in accordance with the following provisions:
(a) by Seller if the conditions set forth in Section 8.1 are not satisfied through no fault of Seller or are waived by Seller as of the Closing Date;
(b) by Buyer if the conditions set forth in Section 8.2 are not satisfied through no fault of Buyer or are waived by Buyer as of the Closing Date or if Buyer determines for any reason that it is unfeasible to proceed with the transactions contemplated by this Agreement; or
(c) by Seller or Buyer if, through no fault of the other party, the Closing does not occur on or before one of the dates specified in Section 10.1.
In the event of the termination of this Agreement pursuant to this Section 9.1, this Agreement shall become void, without any liability to any party in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except for any liability resulting from such party’s breach of this Agreement and except for the forfeiture of the Deposit(s) as provided in Section 10.1.
E. Paragraph 11.1(b) of the Agreement provides as follows:
(b) Buyer Adjustments. The Final Settlement Statement shall incorporate the following adjustments in favor of Buyer:
(i) All proceeds received by Seller (net of applicable Taxes and royalties) after the Effective Time which are attributable, in accordance with GAAP, to production from the Assets during the period from and after the Effective Time; and
(ii) All capital costs, expenses, and any Taxes attributable to the Assets for periods from and after the Effective Date until closing.
F. Paragraph 13.13 of the Agreement provides as follows:
13.13 Survival. The representations and warranties of the Parties contained in this Agreement shall survive the execution and Closing of this Agreement for a period of six (6) months following the Closing Date. The representations and warranties shall terminate after such date. The covenants, indemnities and agreements contained in the Agreement shall survive the Closing and continue in accordance with their respective terms.

G. The Agreement contains references to “Company,” but that term is not defined within the Agreement.
H. The parties desire to amend the Agreement.
AGREEMENT
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. The Agreement is amended as follows:
(a) Schedules 1.2, 1.3, 4.11, 4.12, 4.17 and 4.19 are attached hereto.
(b) Paragraph 4.23 of the Agreement is deleted in its entirety and the following is substituted therefor:
4.23 Capital Structure of MV.
(a) The authorized capital stock of MV consists of 50,000 common shares of MV Stock, par value $.001 per share.
(b) There are issued and outstanding 50,000 common shares of MV Stock. No shares of MV Stock are held by MV as treasury stock.
(c) Approximately 66.66% of the outstanding common shares of MV Stock are owned by Seller. Except as set forth in (b) above there are outstanding (i) no shares of capital stock or other voting securities of MV, (ii) no securities of MV or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of MV, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which Seller is a party or by which it is bound obligating Seller or MV to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of MV (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of MV) or obligating Seller or MV to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.
(d) All outstanding shares of MV capital stock are validly issued, fully paid and nonassessable and not subject to any preemptive right.
(e) There is no stockholder agreement, voting trust or other agreement or understanding to which Seller or Shareholder is a party or by which it is bound relating to the voting or transfer of any shares of the capital stock of MV.

(c) Paragraph 9.1 of the Agreement is deleted in its entirety and the following is substituted therefor:
9.1 Termination. This Agreement may be terminated in accordance with the following provisions:
(a) by Seller if the conditions set forth in Section 8.1 are not satisfied through no fault of Seller or are not waived by Seller as of the Closing Date;
(b) by Buyer if the conditions set forth in Section 8.2 are not satisfied through no fault of Buyer or are not waived by Buyer as of the Closing Date or if Buyer determines for any reason that it is unfeasible to proceed with the transactions contemplated by this Agreement; or
(c) by Seller or Buyer if, through no fault of the other party, the Closing does not occur on or before one of the dates specified in Section 10.1.
In the event of the termination of this Agreement pursuant to this Section 9.1, this Agreement shall become void, without any liability to any party in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except for any liability resulting from such party’s breach of this Agreement and except for the forfeiture of the Deposit(s) as provided in Section 10.1.
(d) Paragraph 11.1(b) of the Agreement is deleted in its entirety and the following is substituted therefor:
b) Buyer Adjustments. The Final Settlement Statement shall incorporate the following adjustments in favor of Buyer:
(i) All proceeds received by Seller (net of applicable Taxes and royalties) after the Effective Time which are attributable, in accordance with GAAP, to production from the Assets during the period from and after the Effective Time; and
(ii) All capital costs, expenses, and any Taxes allocable to Seller and that are attributable to the Assets for periods prior to the Effective Date.
(e) Paragraph 13.13 of the Agreement is deleted in its entirety and the following is substituted therefor:
13.13 Survival. The representations and warranties of the Parties contained in this Agreement shall survive the execution and Closing of this Agreement for a period of two (2) years following the Closing Date. The representations and warranties shall terminate after such date. The covenants, indemnities and agreements contained in the Agreement shall survive the Closing and continue in accordance with their respective terms.

(f) Within the Agreement, “Company” shall mean G M Oil Properties, Inc.
2. Capitalized terms not otherwise defined in this Amendment shall have the meanings given to such terms in the Agreement.
3. As modified by this Amendment, the Agreement is in full force and effect.
4. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
5. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma.
6. This Amendment may be signed in counterparts and may be delivered by facsimile, and each counterpart and facsimile will be considered an original, but all of which, when taken together, shall constitute one instrument.
Signature page to follow.

Buyer Rio Vista Penny LLC

By:	/s/ Ian Bothwell
Ian Bothwell, Manager

Seller G M OIL PROPERTIES, INC. an Oklahoma corporation

By:	/s/ Bill Wood
Bill Wood, CEO